Exhibit 99.1

NEWS RELEASE
	Contacts:	G. Janelle Frost, EVP & CFO
AMERISAFE, Inc. 337-463-9052 Ken Dennard, Managing Partner Karen Roan, Sr.VP DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

AMERISAFE ANNOUNCES 2009 THIRD QUARTER RESULTS

DeRidder, LA – November 5, 2009 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of high hazard workers’ compensation insurance, today announced results for the third quarter ended September 30, 2009.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands)
Gross premiums written	$55,119	$75,767	$207,085	$242,739

Net income	15,071	13,359	39,834	38,109
Net combined ratio	79.3%	79.4%	84.0%	84.0%
Return on average equity	19.3%	20.5%	17.8%	20.3%

Net income in the third quarter of 2009 was $15.1 million compared to net income of $13.4 million in the 2008 third quarter, an increase of 12.8%. Pre-tax income for the third quarter of 2009 included $6.7 million of favorable prior year loss development and $2.0 million of realized gains from sales of certain equity securities and one previously impaired fixed maturity security. Pre-tax income for the third quarter of 2008 included $6.6 million of favorable prior year loss development, realized losses of $2.9 million from the sale of equity securities and other-than-temporary impairments, and income of $703,000 from a reinsurance commutation. Return on average equity for the 2009 third quarter was 19.3% compared to 20.5% for the same period in 2008.

Gross premiums written in the third quarter of 2009 were $55.1 million, a decrease of 27.3%, compared to $75.8 million in the third quarter of 2008. Both the voluntary premiums written in the quarter and audit premiums for policies written in prior periods decreased in the third quarter of 2009. These decreases were compounded by a $5.0 million decrease in earned but unbilled (EBUB) premium. The EBUB premium estimate was updated to reflect expected future decreased premium from policy audits resulting from projected lower payrolls during the current economic climate.

Net investment income was $6.9 million for the third quarter of 2009, compared to $7.7 million for the third quarter of 2008, a decrease of 10.8%. Third quarter revenues totaled $67.2 million, a decrease of 11.9%, compared to revenues of $76.3 million in the prior year period.

Net income for the nine months ended September 30, 2009 was $39.8 million compared to $38.1 million for the same period in 2008, an increase of 4.5%. For the nine-month period ended September 30, 2009, pre-tax income included $13.1 million of favorable prior year loss development, realized gains of $2.0 million from sales of certain securities, and income of $344,000 from a reinsurance commutation. For the nine-month period ended September 30, 2008, pre-tax income included $11.1 million of favorable prior year loss development, $2.9 million of realized losses from sales of certain equity securities and other-than-temporary impairments, and income of $1.7 million from reinsurance commutations. Net investment income decreased to $21.2 million for the nine months ended September 30, 2009, from $22.9 million for the same period in 2008, a decrease of 7.4%. The Company’s return on average equity was 17.8% for the nine months ended September 30, 2009 compared to 20.3% for the same period in 2008.

For the nine months ended September 30, 2009, gross premiums written totaled $207.1 million, a 14.7% decrease from gross premiums written of $242.7 million for the same period in 2008. Revenues for the nine months ended September 30, 2009 totaled $218.2 million, an 8.4% decrease from revenues of $238.4 million for the same period in 2008.

In the third quarter of 2009, diluted earnings per share allocable to common shareholders were $0.74 compared to $0.65 in the same period of 2008. Weighted average diluted shares outstanding for the third quarter of 2009 totaled 19,273,287 shares compared to 19,207,487 shares in the third quarter of 2008.

For the nine months ended September 30, 2009, diluted earnings per share allocable to common shareholders were $1.95 compared to $1.87 in the same period of 2008. Weighted average diluted shares outstanding for the nine months ended September 30, 2009 totaled 19,247,406 shares compared to 19,119,207 shares in the nine months ended September 30, 2008.

The net combined ratio for the third quarter of 2009 was 79.3% compared to 79.4% for the same period in 2008. Loss and loss adjustment expenses for the third quarter of 2009 were $33.4 million, or 57.4% of net premiums earned, compared to $42.0 million, or 58.9% of net premiums earned, for the same period in 2008. Total underwriting expenses for the third quarter of 2009 were $12.5 million, or 21.6% of net premiums earned, compared to $14.5 million, or 20.3% of net premiums earned, for the third quarter 2008.

The net combined ratio for both the nine months ended September 30, 2009 and the nine months ended September 30, 2008 was 84.0%. Loss and loss adjustment expenses for the nine months ended September 30, 2009 were $120.6 million, or 62.2% of net premiums earned, compared to $139.2 million, or 63.9% of net premiums earned, for the same period in 2008. Total underwriting expenses for the nine months ended September 30, 2009 were $41.8 million, or 21.5% of net premiums earned, compared to $43.1 million, or 19.8% of net premiums earned, for the same period in 2008.

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “Despite a protracted, soft insurance market and very poor economic conditions, AMERISAFE’s team has delivered superior returns to our shareholders once again. We are steadfast in our commitment to maintain underwriting discipline and superior risk selection. We continue to focus on building long term shareholder value by making prudent business decisions in the current market.”

2009 Outlook

AMERISAFE’s overall financial objective is to produce a return on equity of at least 15% over the long-term while maintaining optimal operating leverage in its insurance subsidiaries that is commensurate with its A. M. Best rating of “A-” (Excellent).

Conference Call Information

AMERISAFE has scheduled a conference call for November 6, 2009, at 10:00 a.m. Eastern Time. To participate in the conference call dial 480-629-9820 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through November 13, 2009. To access the replay, dial 303-590-3000 and use the pass code 4170470#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, agriculture, logging, oil and gas and maritime. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia. The Company’s financial strength rating is “A-” (Excellent) by A.M. Best.

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2008. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)
Revenues:
Gross premiums written	$55,119	$75,767	$207,085	$242,739
Ceded premiums written	(4,051)	(4,574)	(14,115)	(14,030)

Net premiums written	$51,068	$71,193	$192,970	$228,709

Net premiums earned	$58,133	$71,284	$193,926	$217,727
Net investment income	6,877	7,712	21,231	22,934
Net realized gains (losses) on investments	1,956	(2,921)	1,999	(2,860)
Fee and other income	242	200	1,083	570

Total revenues	67,208	76,275	218,239	238,371

Expenses:
Loss and loss adjustment expenses incurred	33,358	41,972	120,647	139,217
Underwriting and other operating costs	12,535	14,474	41,778	43,137
Interest expense	417	654	1,411	2,080
Policyholder dividends	201	125	523	563

Total expenses	46,511	57,225	164,359	184,997

Income before taxes	20,697	19,050	53,880	53,374
Income tax expense	5,626	5,691	14,046	15,265

Net income	$15,071	$13,359	$39,834	$38,109

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)
Basic EPS:
Net income available to common shareholders	$15,071	$13,359	$39,834	$38,109

Portion allocable to common shareholders	94.1%	94.1%	94.1%	94.0%

Net income allocable to common shareholders	$14,178	$12,571	$37,468	$35,822

Basic weighted average common shares	18,862,044	18,819,463	18,854,169	18,809,061
Basic earnings per share	$0.75	$0.67	$1.99	$1.90

Diluted EPS:
Net income allocable to common shareholders	$14,176	$12,571	$37,468	$35,822

Diluted weighted average common shares:
Weighted average common shares	18,862,044	18,819,463	18,854,169	18,809,061
Stock options	397,835	376,275	382,675	290,813
Restricted stock	13,408	11,749	10,562	19,333

Diluted weighted average common shares	19,273,287	19,207,487	19,247,406	19,119,207

Diluted earnings per common share	$0.74	$0.65	$1.95	$1.87

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets
Investments	$716,824	$704,732
Cash and cash equivalents	104,829	95,241
Amounts recoverable from reinsurers	91,606	67,763
Premiums receivable, net	166,208	156,567
Deferred income taxes	28,290	33,580
Deferred policy acquisition costs	19,424	20,289
Deferred charges	3,410	3,381
Other assets	32,181	26,280

	$1,162,772	$1,107,833

Liabilities, redeemable preferred stock and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$544,098	$531,293
Unearned premiums	136,144	137,100
Insurance-related assessments	41,633	42,505
Subordinated debt securities	36,090	36,090
Other liabilities	84,533	82,573

Redeemable preferred stock	25,000	25,000

Total shareholders’ equity	295,274	253,272

Total liabilities, redeemable preferred stock and shareholders’ equity	$1,162,772	$1,107,833

AMERISAFE, INC. AND SUBSIDIARIES

Selected Insurance Ratios

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)
Current accident year loss ratio (1)	69.0%	68.1%	69.0%	69.0%
Prior accident year loss ratio (2)	(11.6)%	(9.2)%	(6.8)%	(5.1)%

Net loss ratio	57.4%	58.9%	62.2%	63.9%

Net underwriting expense ratio (3)	21.6%	20.3%	21.5%	19.8%
Net dividend ratio (4)	0.3%	0.2%	0.3%	0.3%
Net combined ratio (5)	79.3%	79.4%	84.0%	84.0%
Return on average equity (6)	19.3%	20.5%	17.8%	20.3%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.
(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.
(3)	The net underwriting expense ratio is calculated by dividing underwriting and certain other operating costs by the current year’s net premiums earned.
(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned.
(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.
(6)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock for the applicable period.

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